UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2010

ECLIPS MEDIA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25097	65-0783722
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

110 Greene Street, Suite 403, New York, New York 10012
(Address of principal executive offices) (zip code)

(212) 851-6425
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2010, Gregory D. Cohen and Daniel Wood resigned as directors of EClips Media Technologies, Inc. (the “Company”). There were no disagreements or disputes between Messrs. Cohen or Wood and the Company which led to their resignations.

Simultaneously with such resignations, the Company’s Chief Executive Officer, Glenn Kesner, was appointed as Chairman and President. There is no understanding or arrangement between Mr. Kesner and any other person pursuant to which Mr. Kesner was selected as Chairman and President. Mr. Kesner does not have any family relationship with any director, executive officer or person nominated or chosen to become a director or executive officer.

Glenn Kesner is founder of Auracana, LLC. As creative director he has branded, produced content and developed promotions for Speed Network, NASCAR, Discovery Channel, Food Network, Yahoo, Turner, Disney and MTV Networks, among others. He has held various positions with Turner Classic Movies, CNN and VH1. Mr. Kesner holds a Bachelors degree from Syracuse University, Newhouse School of Communications.  Mr. Kesner has been a director of the Company since February 2010 and was a director of FTOH Corp.  Mr. Kesner is 49 years old.

Item 8.01       Other Events.

On December 31, 2010, the Company adopted a 2:1 dividend on the CUSIP for the Company’s 294,177 outstanding Regulation S shares.

In 2009, the Company reincorporated into Delaware from Florida through a merger with the EClips Energy Technologies, Inc. (the “Previous Entity”).  Pursuant to the Merger, each share of common stock of the Previous Entity was converted into two shares of common stock of the Company (the “Dividend”).  The Dividend was inadvertently not effectuated for the Regulation S shares.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECLIPS MEDIA TECHNOLOGIES, INC.

Dated: January 6, 2011	By:	/s/Glenn Kesner
Chief Executive Officer